Quadra Realty Trust, Inc.

Code of Business Conduct and Ethics

Adopted by the Board of Directors of
Quadra Realty Trust, Inc. on February 13, 2007

(As Amended May 1, 2007)

Dear Colleagues:

The good name and reputation of Quadra Realty Trust, Inc. (the "Company") are a result of the dedication and hard work of our directors, executive officers, our external manager - Hypo Real Estate Capital Corporation (the "Manager") - and its employees. Together, we are responsible for preserving and enhancing this reputation, a task that is fundamental to our continued well-being. Our goal is not just to comply with the laws and regulations that apply to our business; we also strive to abide by the highest principles of business ethics.

We set forth in the succeeding pages the Company's Code of Business Conduct and Ethics (the "Code"), which has been approved by our Board of Directors. The purpose of the Code is to reinforce and enhance the Company's commitment to an ethical way of doing business. The contents of the Code are not new, however. The policies set forth here are part of the long-standing tradition of high ethical standards at the Manager. The Code applies to the Company and is intended to work in conjunction with the Manager's (i) Compliance Policy Manual, (ii) Code of Conduct and Ethics, (iii) Human Resources Manual and (iv) Administrative Manual (collectively, the "Manager's Code of Conduct") applicable to its employees. The Manager has agreed to ensure that the Manager's Code of Conduct is in substance consistent (i.e., contains standards of conduct for the subject matters covered in this Code which are at least as high as the corresponding standards of conduct required by this Code) in all material respects with the provisions of this Code. Recognizing that the Company currently does not have any "employees," for the purposes of this Code the term "employees" refers to persons that may be employees of the Company in the future, if any. Employees of the Manager who provide services to us will be expected to comply with the comparable provisions of the Manager's Code of Conduct.

All directors, executive officers and employees of the Company are expected to comply with the policies applicable to them as set forth in this Code and to read the Code carefully to make sure that they understand it, the consequences of non-compliance, and the Code's importance to the success of the Company. Any questions, should be directed to the Chief Legal Officer of the Manager (the "General Counsel"), the Secretary & Chief Operating Officer, of the Company ("Chief Operating Officer") or any of the other resources identified in this booklet. The Code cannot and is not intended to cover every applicable law or provide answers to all questions that might arise; for that we must ultimately rely on each person's good sense of what is right, including a sense of when it is proper to seek guidance from others on the appropriate course of conduct.

We at the Company are committed to providing the best and most competitive service. Adherence to the policies set forth in the Code will help us achieve this goal.

Sincerely,

___/s/_Evan F. Denner____________

Evan F. Denner

President and Chief Executive Officer

Table of Contents

Page

I. PUTTING THE CODE OF BUSINESS CONDUCT AND ETHICS TO WORK 1

About the Code of Business Conduct and Ethics 1

Meeting Our Shared Obligations 1

II. RESPONSIBILITY TO OUR ORGANIZATION 1

Conflicts of Interest 1

Corporate Opportunities 4

Entertainment, Gifts and Gratuities 4

Protection and Proper Use of Company Assets 5

Company Books and Records 6

Record Retention 6

Confidential Information 6

Trademarks, Copyrights and Other Intellectual Property 7

Computer and Communication Resources 8

Insider Trading 9

Responding to Inquiries from the Press and Others 10

III. FAIR DEALING 10

Antitrust Laws 10

Conspiracies and Collaborations Among Competitors 10

Penalties 11

Gathering Information About the Company's Competitors 11

IV. RESPONSIBILITY TO PEOPLE 12

Respecting One Another 12

Employee Privacy 12

Equal Employment Opportunity and Nondiscrimination 13

Sexual and Other Forms of Harassment 13

Safety in the Workplace 14

Weapons and Workplace Violence 15

Drugs and Alcohol 15

V. INTERACTING WITH GOVERNMENT 15

Prohibition on Gifts to Government Officials and Employees 15

Political Contributions and Activities 15

Lobbying Activities 15

Bribery of Foreign Officials 16

VI. IMPLEMENTATION OF THE CODE 16

Responsibilities 16

Seeking Guidance 16

Reporting Violations 17

Special Disclosure and Consent Provisions with Respect to Directors 17

Investigations of Suspected Violations 17

Discipline for Violations 17

Waivers of the Code 17

No Rights Created 17

Remember 18

  PUTTING THE CODE OF BUSINESS CONDUCT AND ETHICS TO WORK
About the Code of Business Conduct and Ethics

We at Quadra Realty Trust, Inc. are committed to the highest standards of business conduct in our relationships with each other, with companies with which we do business and with our stockholders and others. This requires that we conduct our business in accordance with all applicable laws and regulations and in accordance with the highest standards of business ethics. The Company's Code of Business Conduct and Ethics helps each of us in this endeavor by providing a statement of the fundamental principles and key policies and procedures that govern the conduct of our business.

Our business depends on the reputation of all of us for integrity and principled business conduct. Thus, in many instances, the policies referenced in this Code go beyond the requirements of the law.

The Code is a statement of policies for individual and business conduct and does not, in any way, constitute an employment contract or an assurance of continued employment. Employees of the Company are employed at-will except when they are covered by an express, written employment agreement. This means that an employee may choose to resign his or her employment at any time, for any reason or for no reason at all. Similarly, the Company may choose to terminate an individual's employment at any time, for any legal reason or for no reason at all.

Meeting Our Shared Obligations

Each of us is responsible for knowing and understanding the policies and guidelines contained in the following pages. If questions arise, ask them; if there are ethical concerns, raise them. The General Counsel and the Chief Operating Officer, and where applicable, specified members or committees of the Board of Directors, who are responsible for overseeing and monitoring compliance with this Code, and the other resources set forth in this Code are available to answer questions and provide guidance and for all to report suspected misconduct. Our conduct must reflect the Company's values, demonstrate ethical leadership, and promote a work environment that upholds the Company's reputation for integrity, ethical conduct and trust.

  RESPONSIBILITY TO OUR ORGANIZATION
The Company's employees, executive officers and directors are expected to dedicate their best efforts to the Company business and to avoid any conflicts with the interests of the Company.

Conflicts of Interest

In order to maintain the highest degree of integrity in the conduct of the Company's business and to maintain independent judgment, employees, executive officers and directors must avoid any activity or personal interest that creates or appears to create a conflict between his or her interests and the interests of the Company. A conflict of interest occurs when the individual's private interests interfere in any way, or even appear to interfere, with the interests of the Company as a whole. A conflict situation can arise when the individual takes actions or has interests that make it difficult for the individual to perform his or her company work objectively and effectively. Employees, executive officers and directors should never act in a manner that could cause them to lose their independence and objectivity or that could adversely affect the confidence of the companies with which we do business or fellow employees, executive officers or directors in the integrity of the Company or its procedures. Although we cannot list every conceivable conflict, following are some common examples that illustrate actual or apparent conflicts of interest that should be avoided:

  Improper Personal Benefits from the Company. Conflicts of interest arise when an employee, executive officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Employees, executive officers and directors may not accept any benefits from the Company that have not been duly authorized and approved pursuant to Company policy and procedures. Company loans or other guarantees of personal obligations are prohibited.
  Financial Interests in Other Businesses. Neither employees, executive officers, directors nor their immediate family members may have an ownership interest in any other enterprise if that interest compromises or appears to compromise their loyalty to the Company. Employees and executive officers may not own an interest in a company that competes with the Company or a company that does business with the Company without prior written approval from the General Counsel or the Chief Operating Officer. Directors must disclose such an interest to the Chairman of the Audit Committee of the Board of Directors. However, it is not typically considered a conflict of interest (and therefore prior written approval or disclosure is not required) to have (i) an ownership interest of less than 2% of the outstanding equity interests of a company, (ii) a passive interest in a limited partnership or limited liability company engaged primarily in investments in securities, real estate or other investment assets or (iii) investments purchased for and held by a discretionary account whereby the employee, executive officer or director previously authorized his or her broker to buy and sell securities or commodities when the broker deems it is appropriate and the broker decides when and which securities, the amount of shares, and price to be paid or received without the prior knowledge or consent of the employee, executive officer or director, as applicable.
  Business Arrangements with the Company. Employees, executive officers and directors may not participate in a joint venture, partnership or other business arrangement with the Company, without prior written approval of the Audit Committee of the Board of Directors.
  Outside Employment or Activities With a Competitor. Employees and executive officers are prohibited from simultaneous employment with or serving as a director of a competitor of the Company, or engaging in any activity that is intended to or that is reasonably expected to advance a competitor's interests. Employees and executive officers may not market services in competition with the Company's current or potential business activities. Employees must consult with the General Counsel or the Chief Operating Officer to determine whether a planned activity will compete with any of the Company's business activities before he or she pursues the activity in question. Similarly, executive officers must consult with the Audit Committee of the Board of Directors.
  Outside Employment With a Customer or Supplier. Employees and executive officers may not be employed by, serve as a director of, or represent a customer of the Company without prior written approval from the Company. Nor may they accept money or benefits of any kind as compensation or payment for any advice or services that they may provide to a customer or anyone else in connection with its business with the Company. Employees must obtain prior written approval from the General Counsel or the Chief Operating Officer. Executive officers must obtain prior written approval from the Audit Committee of the Board of Directors.
  Independent Director Relationships with Competitor's, Customers or Suppliers. The independent directors of the Company often will have other relationships with other organizations, some of which may from time to time have business relationships with the Company of the kind described above. The Board of Directors has adopted certain categorical standards to help it determine whether directors satisfy the independence requirements of the New York Stock Exchange, notwithstanding affiliations or relationships of the kind described above. Directors are required to disclose to the Board of Directors any relationship or affiliation of the kind described above and the Audit Committee is responsible for making a determination as to the appropriateness of any such affiliation or relationship. Relationships and affiliations which satisfy the categorical standards of "independence" will presumptively be consistent with the conflicts of interest policies set forth herein.
  Charitable, Government and Other Outside Activities. The Company encourages all employees, executive officers and directors to participate in projects and causes that further the welfare of our local communities. However, employees and executive officers must obtain the prior written approval of the General Counsel or the Chief Operating Officer before serving as a director or trustee of any not-for-profit, for-profit or other entity or before running for election or seeking appointment to any government-related position.
  Family Members Working In The Industry. Employees, executive officers and directors may find themselves in a situation where their spouse or significant other, their children, parents, or in-laws, or someone else with whom they have a familial relationship is a competitor of the Company or a company with which we do business or is employed by one. Such situations are not prohibited, but they call for extra sensitivity to security, confidentiality and conflicts of interest. There are several factors to consider in assessing such a situation. Among them: the relationship between the Company and the other company; the nature of the employee's, executive officer's or director's responsibilities for the Company and those of the other person; and the access each of them has to their respective employer's confidential information. Such a situation, however harmless it may appear, could arouse suspicions among associates that might affect working relationships. The very appearance of a conflict of interest can create problems, regardless of the propriety of the individual's behavior.
To remove any such doubts or suspicions, executive officers and employees must disclose their specific situation to the General Counsel or the Chief Operating Officer to assess the nature and extent of any concern and how it can be resolved. In some instances, any risk to the Company's interests is sufficiently remote that the General Counsel or the Chief Operating Officer may only remind you to guard against inadvertently disclosing Company confidential information and not to be involved in decisions on behalf of the Company that involve the other company. Directors must disclose their specific situation to the Board of Directors.

Corporate Opportunities

Employees, executive officers and directors of the Company owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Employees, executive officers and directors may not take for themselves personally opportunities that are discovered through the use of corporate property, information or position or use corporate property, information or position for personal gain. Nor may they compete with the Company in any manner that is not consistent with the Company's Conflicts of Interest Policy outlined above.

Entertainment, Gifts and Gratuities

When employees, executive officers and directors are involved in making business decisions on behalf of the Company, their decisions must be based on uncompromised objectivity of judgment. Individuals interacting with any person who has business dealings with the Company (including companies with which the Company does business, competitors, contractors and consultants) must conduct such activities in the best interest of the Company, using consistent and unbiased standards. Employees, executive officers and directors must not accept any gifts, entertainment or gratuities that could influence or be perceived to influence our sourcing, purchasing and other decisions, or be in a position to derive any direct or indirect benefit or interest from a party having business dealings with the Company.

  Receipt of Gifts and Entertainment. Employees, executive officers and directors must not accept any gifts, entertainment or gratuities that could influence or be perceived to influence their business decisions on behalf of the Company, or be in a position to derive any direct or indirect benefit or interest from a party having business dealings with the Company. They must never request or ask for gifts, entertainment or any other business courtesies from people doing business with the Company. Unsolicited gifts and business courtesies, including meals and entertainment, are permissible if they are customary and commonly accepted business courtesies; do not exceed $100 dollars in value; and given and accepted without an express or implied understanding that the individual is in any way obligated by his or her acceptance of the gift. Gifts that are outside of these guidelines may not be accepted without the prior written approval of the General Counsel, the Chief Operating Officer or in the case of directors, from the Chairman of the Board.. Gifts of cash or cash equivalents (including gift certificates, securities, below-market loans, etc.) in any amount are prohibited and must be returned promptly to the donor.
  Offering Gifts and Entertainment. When the Company is providing a gift, entertainment or other accommodation in connection with Company business, it must do so in a manner that is in good taste and without excessive expense. Employees, executive officers and directors may not furnish or offer to furnish any gift that goes beyond the common courtesies associated with accepted business practices or that exceeds $100 dollars in value. The above guidelines for receiving gifts should be followed in determining when it is appropriate to give gifts and when prior written approval is necessary. Companies with which we do business likely have gift and entertainment policies of their own. We must be careful never to provide a gift or entertainment that violates the other company's gift and entertainment policy.
What is acceptable in the commercial business environment may be entirely unacceptable in dealings with the government. There are strict laws that govern providing gifts, including meals, entertainment, transportation and lodging, to government officials and employees. Employees, executive officers and directors are prohibited from providing gifts or anything of value to government officials or employees or members of their families in connection with Company business without prior written approval from the General Counsel. For more information, see the section of this Code entitled "Interacting with Government."

Giving or receiving any payment or gift in the nature of a bribe or kickback is absolutely prohibited.

Employees, executive officers and directors who encounter an actual or potential conflict of interest, face a situation where declining the acceptance of a gift may jeopardize a Company relationship, are requested to pay a bribe or provide a kickback, or encounter a suspected violation of this policy must immediately report the situation to the General Counsel, the Chief Operating Officer or, in the case of directors, to the Chairman of the Board,

Protection and Proper Use of Company Assets

We each have a duty to protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. We should take measures to prevent damage to and theft or misuse of Company property. When an individual leaves the Company, all Company property must be returned to the Company. Incidental and occasional personal use of the Company's electronic mail and telephone systems is permitted. However, please be aware that even personal messages on the Company's computer and telephone systems are Company property and individuals therefore have no expectation of personal privacy in connection with their use of these resources, except as specifically authorized in the Code or elsewhere.

Company Books and Records

All Company documents must be completed accurately, truthfully, and in a timely manner, including all travel and expense reports. When applicable, documents must be properly authorized. The Company's financial activities must be recorded in compliance with all applicable laws and accounting practices. The making of false or misleading entries, records or documentation is strictly prohibited. Employees, executive officers and directors must never create a false or misleading report or make a payment or establish an account on behalf of the Company with the understanding that any part of the payment or account is to be used for a purpose other than as described by the supporting documents.

Record Retention

In the course of its business, the Company produces and receives large numbers of documents. Numerous laws require the retention of certain Company documents for various periods of time. The Company is committed to compliance with all applicable laws and regulations relating to the preservation of records. The Company's policy is to identify, maintain, safeguard and destroy or retain all records in the Company's possession on a systematic and regular basis.

An individual who learns of a subpoena or a pending or contemplated litigation or government investigation, should immediately contact the General Counsel. The individual must retain and preserve ALL records that may be responsive to the subpoena or relevant to the litigation or that may pertain to the investigation until he or she is advised by the General Counsel as to how to proceed. The individual must also affirmatively preserve from destruction all relevant records that without intervention would automatically be destroyed or erased (such as e-mails and voicemail messages). Destruction of such records, even if inadvertent, could seriously prejudice the Company. Any questions regarding whether a particular record pertains to a pending or contemplated investigation or litigation or may be responsive to a subpoena or regarding how to preserve particular types of records should be directed to the General Counsel.

Confidential Information

Employees, executive officers and directors may learn, to a greater or lesser degree, facts about the Company's business, plans, operations or "secrets of success" that are not known to the general public or to competitors. Sensitive information such as data of companies with which we do business, the terms offered or prices charged and marketing or strategic plans are examples of the Company's confidential information or trade secrets. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or companies with which we do business, if disclosed. During the course of performing their responsibilities, individuals may obtain information concerning possible transactions with other companies or receive confidential information concerning other companies that the Company may be under an obligation to maintain as confidential.

Individuals must maintain the confidentiality of information entrusted to them by the Company or companies with which we do business, except when disclosure is authorized or legally mandated. Employees, executive officers and directors who possess or have access to confidential information or trade secrets must:

  Not use the information for their benefit or the benefit of persons inside or outside of the Company.
  Carefully guard against disclosure of that information to people outside the Company. For example, such matters should not be discussed with family members or business or social acquaintances or in places where the information may be overheard, such as taxis, public transportation, elevators or restaurants.
  Not disclose confidential information to another Company employee unless the employee needs the information to carry out business responsibilities.
Confidentiality Agreements are commonly used when the Company needs to disclose confidential information to others. A Confidentiality Agreement puts the person receiving confidential information on notice that he or she must maintain the secrecy of such information. If, in doing business with persons not employed by the Company, an individual foresees that he or she may need to disclose confidential information, he or she should call the General Counsel and discuss the utility of entering into a Confidentiality Agreement.

The obligation to treat information as confidential does not end when an individual leaves the Company. Upon separation from the Company, everything that belongs to the Company, including all documents and other materials containing Company and customer confidential information must be returned. Confidential information must not be disclosed to a new employer or to others after separation from the Company.

Likewise a previous employer's confidential information must not be disclosed to the Company. Of course, individuals may use general skills and knowledge acquired during their previous employment.

Trademarks, Copyrights and Other Intellectual Property

  Trademarks. Employees, executive officers and directors must always properly use our trademarks and advise the General Counsel of infringements by others. Similarly, the trademarks of third parties must be used properly.
  Copyright Compliance. Works of authorship such as books, articles, drawings, computer software and other such materials may be covered by copyright laws. It is a violation of those laws and of the Company's policies to make unauthorized copies of or derivative works based upon copyrighted materials. The absence of a copyright notice does not necessarily mean that the materials are not copyrighted.
The Company licenses the use of some of its computer software from outside companies. In most instances, this computer software is protected by copyright. Employees, executive officers and directors may not make, acquire or use unauthorized copies of computer software. Any questions concerning copyright laws should be directed to the General Counsel.

  Intellectual Property Rights of Others. It is Company policy not to infringe upon the intellectual property rights of others. When using the name, trademarks, logos or printed materials of another company, including any such uses on the Company's websites, individuals must do so properly and in accordance with applicable law.
Computer and Communication Resources

The Company's computer and communication resources, including computers, voicemail and e-mail, provide substantial benefits, but they also present significant security and liability risks to individuals and the Company. It is extremely important that employees, executive officers and directors take all necessary measures to secure their computer and any computer or voicemail passwords. All sensitive, confidential or restricted electronic information must be password protected, and, if sent across the Internet, must be protected by Company-approved encryption software. If an individual has any reason to believe that his or her password or the security of a Company computer or communication resource has in any manner been compromised, he or she must change the password immediately and report the incident to the General Counsel or Chief Operating Officer.

When we are using Company resources to send e-mail, voicemail or to access Internet services, we are acting as representatives of the Company. Any improper use of these resources may reflect poorly on the Company, damage its reputation, and expose the individual and the Company to legal liability.

All of the computing resources used to provide computing and network connections throughout the organization are the property of the Company and are intended for use by Company employees to conduct the Company's business. All e-mail, voicemail and personal files stored on Company computers are Company property. Employees, executive officers and directors should therefore have no expectation of personal privacy in connection with these resources. The Company may, from time to time and at its sole discretion, review any files stored or transmitted on its computer and communication resources, including e-mail messages, for compliance with Company policy. Incidental and occasional personal use of electronic mail and telephones is permitted, but such use should be minimized and the length of the messages should be kept as short as possible, as these messages cost the Company in both productive time and money. Even personal messages on the Company's e-mail and voicemail systems are Company property.

Company resources must not used in a way that may be disruptive or offensive to others or unlawful. At all times when sending e-mail or transmitting any other message or file, individuals should not transmit comments, language, images or other files that the Company would be embarrassed to have read by any person. Remember that "private" e-mail messages are easily forwarded to a wide audience. In addition, do not use these resources in a wasteful manner. Unnecessarily transmitting messages and other files wastes not only computer resources, but also the time and effort of each employee having to sort and read through his or her own e-mail.

Use of computer and communication resources must be consistent with all other Company policies, including those relating to harassment, privacy, copyright, trademark, trade secret and other intellectual property considerations.

Insider Trading

Employees, executive officers and directors are prohibited by Company policy and the law from buying or selling securities of the Company at a time when in possession of "material nonpublic information." (There is, however, an exception for trades made pursuant to a pre-existing trading plan, discussed below.) This conduct is known as "insider trading." Passing such information on to someone who may buy or sell securities – known as "tipping" – is also illegal. The prohibition applies to Company securities and to securities of other companies if an individual learns material nonpublic information about other companies, such as the Company's customers, in the course of his or her duties for the Company.

Information is "material" if (a) there is a substantial likelihood that a reasonable investor would find the information "important" in determining whether to trade in a security; or (b) the information, if made public, likely would affect the market price of a company's securities. Examples of types of material information include unannounced dividends, earnings, financial results, new or lost contracts or products, sales results, important personnel changes, business plans, possible mergers, acquisitions, divestitures or joint ventures, important litigation developments, and important regulatory, judicial or legislative actions. Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information.

Information is considered to be nonpublic unless it has been adequately disclosed to the public, which means that the information must be publicly disclosed, and adequate time must have passed for the securities markets to digest the information. Examples of adequate disclosure include public filings with securities regulatory authorities and the issuance of press releases, and may also include meetings with members of the press and the public. A delay of one or two business days is generally considered a sufficient period for routine information to be absorbed by the market. Nevertheless, a longer period of delay might be considered appropriate in more complex disclosures.

Do not disclose material nonpublic information to anyone, including co-workers, unless the person receiving the information has a legitimate need to know the information for purposes of carrying out the Company's business. If you leave the Company, you must maintain the confidentiality of such information until it has been adequately disclosed to the public by the Company. If there is any question as to whether information regarding the Company or another company with which we have dealings is material or has been adequately disclosed to the public, contact the General Counsel.

Notwithstanding the prohibition against insider trading, the law and Company policy permit Company employees, directors and officers to trade in Company securities regardless of their awareness of material nonpublic information if the transaction is made pursuant to a pre-arranged trading plan that was established in compliance with applicable law and was entered into when the person was not in possession of material nonpublic information. A person who wishes to enter into a trading plan must submit the plan to the General Counsel or in the case of directors to the Audit Committee, for approval prior to the adoption, modification or termination of the trading plan.

Responding to Inquiries from the Press and Others

Employees, executive officers and directors who are not official spokespersons for the Company may not speak with the press, securities analysts, other members of the financial community, stockholders or groups or organizations as a representative of the Company or about the Company's business unless specifically authorized to do so by the Company's Chairman of the Board. Requests for financial or other information about the Company from the media, the press, the financial community, stockholders or the public should be referred to the Company's Chief Operating Officer. Requests for information from regulators or the government should be referred to the General Counsel.

  FAIR DEALING
The Company depends on its reputation for quality, service and integrity. The way we deal with competitors and companies with which we do business molds our reputation, builds long term trust and ultimately determines our success. Employees, executive officers and directors should endeavor to deal fairly with the Company's competitors and employees and companies with which we do business and their employees. We must never take unfair advantage of others through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

Antitrust Laws

While the Company competes vigorously in all of its business activities, its efforts in the marketplace must be conducted in accordance with the letter and spirit of applicable antitrust and competition laws. While it is impossible to describe antitrust and competition laws fully in any code of business conduct, this Code will give you an overview of the types of conduct that are particularly likely to raise antitrust concerns. Anyone who is or becomes engaged in activities similar to those identified in this Code, should consult the General Counsel for further guidance.

Conspiracies and Collaborations Among Competitors

One of the primary goals of the antitrust laws is to promote and preserve each competitor's independence when making decisions on price, output, and other competitively sensitive factors. Some of the most serious antitrust offenses are agreements between competitors that limit independent judgment and restrain trade, such as agreements to fix prices, restrict output or control the quality of products, or to divide a market for territories, products or purchases. Employees, executive officers and directors should not agree with any competitor on any of these topics, as these agreements are virtually always unlawful. Unlawful agreements need not take the form of a written contract or even express commitments or mutual assurances. Courts can -- and do -- infer agreements based on "loose talk," informal discussions, or the mere exchange between competitors of information from which pricing or other collusion could result. Any communication with a competitor's representative, no matter how innocuous it may seem at the time, may later be subject to legal scrutiny and form the basis for accusations of improper or illegal conduct. Employees, executive officers and directors should take care to avoid involving themselves in situations from which an unlawful agreement could be inferred.

By bringing competitors together, trade associations and standard-setting organizations can raise antitrust concerns, even though such groups serve many legitimate goals. The exchange of sensitive information with competitors regarding topics such as prices, profit margins, output levels, or billing or advertising practices can potentially violate antitrust and competition laws, as can creating a standard with the purpose and effect of harming competition. Employees and executive officers must notify the General Counsel and directors must notify the Chairman of the Board before joining, on behalf of the Company, any trade associations or standard-setting organizations. Further, should an individual attend a meeting at which potentially competitively sensitive topics are discussed without oversight by an antitrust lawyer, that individual should object, leave the meeting, and notify the General Counsel immediately.

Joint ventures with competitors are not illegal under applicable antitrust and competition laws. However, like trade associations, joint ventures present potential antitrust concerns. The General Counsel should therefore be consulted before negotiating or entering into such a venture.

Penalties

Failure to comply with the antitrust laws could result in jail terms for individuals and large criminal fines and other monetary penalties for both the Company and individuals. In addition, private parties may bring civil suits to recover three times their actual damages, plus attorney's fees and court costs.

The antitrust laws are extremely complex. Because antitrust lawsuits can be very costly, even when a company has not violated the antitrust laws and is cleared in the end, it is important to consult with the General Counsel before engaging in any conduct that even appears to create the basis for an allegation of wrongdoing. It is far easier to structure your conduct to avoid erroneous impressions than to have to explain your conduct in the future when an antitrust investigation or action is in progress. For that reason, when in doubt the General Counsel should be consulted with any concerns.

Gathering Information About the Company's Competitors

It is entirely proper for us to gather information about our marketplace, including information about our competitors and their products and services. However, there are limits to the ways that information should be acquired and used, especially information about competitors. In gathering competitive information, employees, executive officers and directors should abide by the following guidelines:

  We may gather information about our competitors from sources such as published articles, advertisements, brochures, other non-proprietary materials, surveys by consultants and conversations with our customers, as long as those conversations are not likely to suggest that we are attempting to (a) conspire with our competitors, using the customer as a messenger, or (b) gather information in breach of a client's nondisclosure agreement with a competitor or through other wrongful means. We should be able to identify the source of any information about competitors.
  We must never attempt to acquire a competitor's trade secrets or other proprietary information through unlawful means, such as theft, spying, bribery or breach of a competitor's nondisclosure agreement.
  If there is any indication that information that we obtain was not lawfully received by the party in possession, we should refuse to accept it. If an individual receives any competitive information anonymously or that is marked confidential, he or she should not review it and should contact the General Counsel immediately.
The improper gathering or use of competitive information could subject the individual and the Company to criminal and civil liability. When in doubt as to whether a source of information is proper, the General Counsel should be contacted.

  RESPONSIBILITY TO PEOPLE
Respecting One Another

The way we treat each other and our work environment affects the way we do our jobs. All employees want and deserve a work place where they are respected and appreciated. Everyone who works for the Company must contribute to the creation and maintenance of such an environment, and supervisors and managers have a special responsibility to foster a workplace that supports honesty, integrity, respect and trust.

Employee Privacy

We respect the privacy and dignity of all individuals. The Company collects and maintains personal information that relates to an individual's employment, including benefit information. Special care is taken to limit access to personal information to Company personnel with a need to know such information for a legitimate purpose. Employees who are responsible for maintaining personal information and those who are provided access to such information must not disclose private information in violation of applicable law or in violation of the Company's policies.

Employees should not search for or retrieve items from another employee's workspace without prior approval of management. Similarly, employees should not use communication or information systems to obtain access to information directed to or created by others without the prior approval of management, unless such access is part of their job function and responsibilities at the Company.

Personal items, messages, or information that an employee considers to be private should not be placed or kept in telephone systems, computer or electronic mail systems, office systems, offices, work spaces, desks, credenzas, or file cabinets. The Company reserves all rights, to the fullest extent permitted by law, to inspect such systems and areas and to retrieve information or property from them when deemed appropriate in the judgment of management.

Equal Employment Opportunity and Nondiscrimination

The Company is an equal opportunity employer in hiring and promoting practices, benefits and wages. We will not tolerate discrimination against any person on the basis of race, religion, color, gender, age, marital status, national origin, sexual orientation, citizenship, Vietnam-era or disabled veteran status or disability (where the applicant or employee is qualified to perform the essential functions of the job with or without reasonable accommodation), or any other basis prohibited by law in recruiting, hiring, placement, promotion, or any other condition of employment.

We must treat all Company people, customers, suppliers and others with respect and dignity.

Sexual and Other Forms of Harassment

Company policy strictly prohibits any form of harassment in the workplace, including sexual harassment. The Company will take prompt and appropriate action to prevent and, where necessary, discipline behavior (which may include termination) that violates this policy.

  Sexual Harassment. Sexual harassment consists of unwelcome sexual advances, requests for sexual favors and other verbal or physical conduct of a sexual nature when:
    submission to such conduct is made a term or condition of employment;
    submission to or rejection of such conduct is used as a basis for employment decisions; or
    such conduct has the purpose or effect of unreasonably interfering with an individual's work performance or creating an intimidating, offensive or hostile work environment.
Forms of sexual harassment include, but are not limited to, the following:

  verbal harassment, such as unwelcome comments, jokes, or slurs of a sexual nature;
  physical harassment, such as unnecessary or offensive touching, or impeding or blocking movement; and
  visual harassment, such as derogatory or offensive posters, cards, cartoons, graffiti, drawings or gestures.
  Other Forms of Harassment. Harassment on the basis of other characteristics is also strictly prohibited. Under this policy, harassment is verbal or physical conduct that degrades or shows hostility or hatred toward an individual because of his or her race, color, national origin, citizenship, religion, sexual orientation, marital status, age, mental or physical handicap or disability, veteran status or any other characteristic protected by law, which has the purpose or effect of creating an intimidating, hostile, or offensive work environment;
  has the purpose or effect of unreasonably interfering with an individual's work performance; or
  otherwise adversely affects an individual's employment.
Harassing conduct includes, but is not limited to, the following: epithets; slurs; negative stereotyping; threatening, intimidating or hostile acts; and written or graphic material that ridicules or shows hostility or aversion to an individual or group and that is posted on Company premises or circulated in the workplace.

Reporting Responsibilities and Procedures. Anyone who believes that they have been subjected to harassment of any kind should promptly report the incident to their supervisor, the harasser's supervisor, the General Counsel or the Chief Operating Officer. If they feel comfortable doing so, they may also wish to confront the offender and state that the conduct is unacceptable and must stop. Complaints of harassment, abuse or discrimination will be investigated promptly and thoroughly and will be kept confidential to the extent possible. The Company will not in any way retaliate against any employee for making a good faith complaint or report of harassment or participating in the investigation of such a complaint or report.

The Company encourages the prompt reporting of all incidents of harassment, regardless of who the offender may be, or the offender's relationship to the Company. This procedure should also be followed if an individual believes that a non-employee with whom they are required or expected to work has engaged in prohibited conduct. Supervisors must promptly report all complaints of harassment to the Chief Operating Officer or the General Counsel.

Any employee who is found to be responsible for harassment, or for retaliating against any individual for reporting a claim of harassment or cooperating in an investigation, will be subject to disciplinary action, up to and including discharge.

Remember that, regardless of legal definitions, the Company expects employees to interact with each other in a professional and respectful manner.

Safety in the Workplace

The safety and security of employees is of primary importance. We are all responsible for maintaining our facilities free from recognized hazards and obeying all Company safety rules. Working conditions should be maintained in a clean and orderly state to encourage efficient operations and promote good safety practices.

Weapons and Workplace Violence

No one may bring firearms, explosives, incendiary devices or any other weapons into the workplace or any work-related setting, regardless of whether or not they are licensed to carry such weapons. Similarly, the Company will not tolerate any level of violence in the workplace or in any work-related setting. Violations of this policy must be referred to the General Counsel or the Chief Operating Officer immediately. Threats or assaults that require immediate attention should be reported to the police at 911.

Drugs and Alcohol

The Company intends to maintain a drug-free work environment . The use, sale, attempt to use or sell, purchase, possession or being under the influence of any illegal drug on Company premises or while performing Company business on or off the premises. In addition, no one may not be under the influence of alcohol during their working time or while performing services on behalf of the Company.

  INTERACTING WITH GOVERNMENT
Prohibition on Gifts to Government Officials and Employees

The various branches and levels of government have different laws restricting gifts, including meals, entertainment, transportation and lodging, that may be provided to government officials and government employees. Employees, executive officers and directors are prohibited from providing gifts, meals or anything of value to government officials or employees or members of their families without prior written approval from the General Counsel.

Political Contributions and Activities

Laws of certain jurisdictions prohibit the use of Company funds, assets, services, or facilities on behalf of a political party or candidate. Payments of corporate funds to any political party, candidate or campaign may be made only if permitted under applicable law and approved in writing and in advance by the General Counsel.

Work time may be considered the equivalent of a contribution by the Company. Therefore, employees and executive officers will not be paid by the Company for any time spent running for public office, serving as an elected official, or campaigning for a political candidate. Nor will the Company compensate or reimburse them, in any form, for a political contribution that they intend to make or have made.

Lobbying Activities

Laws of some jurisdictions require registration and reporting by anyone who engages in a lobbying activity. Generally, lobbying includes: (1) communicating with any member or employee of a legislative branch of government for the purpose of influencing legislation; (2) communicating with certain government officials for the purpose of influencing government action; or (3) engaging in research or other activities to support or prepare for such communication.

So that the Company may comply with lobbying laws, employees, executive officers and directors must notify the General Counsel before engaging in any activity on behalf of the Company that might be considered "lobbying" as described above.

Bribery of Foreign Officials

Company policy, the U.S. Foreign Corrupt Practices Act (the "FCPA"), and the laws of many other countries prohibit the Company and its officers, employees and agents from giving or offering to give money or anything of value to a foreign official, a foreign political party, a party official or a candidate for political office in order to influence official acts or decisions of that person or entity, to obtain or retain business, or to secure any improper advantage. A foreign official is an officer or employee of a government or any department, agency, or instrumentality thereof, or of certain international agencies, such as the World Bank or the United Nations, or any person acting in an official capacity on behalf of one of those entities. Officials of government-owned corporations are considered to be foreign officials.

Payments need not be in cash to be illegal. The FCPA prohibits giving or offering to give "anything of value." Over the years, many non-cash items have been the basis of bribery prosecutions, including travel expenses, golf outings, automobiles, and loans with favorable interest rates or repayment terms. Indirect payments made through agents, contractors, or other third parties are also prohibited. Employees, executive officers and directors may not avoid liability by "turning a blind eye" when circumstances indicate a potential violation of the FCPA.

The FCPA does allow for certain permissible payments to foreign officials. Specifically, the law permits "facilitating" payments, which are payments of small value to effect routine government actions such as obtaining permits, licenses, visas, mail, utilities hook-ups and the like. However, determining what is a permissible "facilitating" payment involves difficult legal judgments. Therefore, employees must obtain permission from the General Counsel before making any payment or gift thought to be exempt from the FCPA.

  IMPLEMENTATION OF THE CODE
Responsibilities

While each of us is individually responsible for putting the Code to work, we need not go it alone. The Company has a number of resources, people and processes in place to answer our questions and guide us through difficult decisions.

Copies of the Code are available from the General Counsel and the Chief Operating Officer. A statement acknowledging compliance with the Code must be signed by all officers, directors and employees.

Seeking Guidance

This Code cannot provide definitive answers to all questions. If you have questions regarding any of the policies discussed in this Code or if you are in doubt about the best course of action in a particular situation, you should seek guidance from your supervisor, the General Counsel or the other resources identified in this Code.

Reporting Violations

If you know of or suspect a violation of applicable laws or regulations, the Code, or the Company's related policies, you must immediately report that information to the General Counsel or, where indicated herein, the Chief Operating Officer. No one will be subject to retaliation because of a good faith report of suspected misconduct.

Special Disclosure and Consent Provisions with Respect to Directors

With respect to directors, in each instance in this Code where disclosure is required to be made to, or consent is required to be obtained from, the General Counsel and/or the Chief Operating Officer and is not otherwise specifically required to be made to or obtained from the Chairman, the Board of Directors or a committee thereof, then such disclosure or consent shall be required to be made to, or obtained from the General Counsel and/or Chief Operating Officer and the Chairman.

Investigations of Suspected Violations

All reported violations will be promptly investigated and treated confidentially to the greatest extent possible. It is imperative that reporting persons not conduct their own preliminary investigations. Investigations of alleged violations may involve complex legal issues, and acting on your own may compromise the integrity of an investigation and adversely affect both you and the Company.

Discipline for Violations

The Company intends to use every reasonable effort to prevent the occurrence of conduct not in compliance with its Code and to halt any such conduct that may occur as soon as reasonably possible after its discovery. Subject to applicable law and agreements, Company personnel who violate this Code and other Company policies and procedures may be subject to disciplinary action, up to and including discharge.

Waivers of the Code

The Company will waive application of the policies set forth in this Code only where circumstances warrant granting a waiver. Waivers of the Code for directors and executive officers may be made only by the Board of Directors as a whole or the Audit Committee of the Board and must be promptly disclosed as required by law or regulation.

No Rights Created

This Code is a statement of the fundamental principles and key policies and procedures that govern the conduct of the Company's business. It is not intended to and does not create any rights in any employee, client, supplier, competitor, stockholder or any other person or entity.

Remember

Ultimate responsibility to assure that we as a Company comply with the many laws, regulations and ethical standards affecting our business rests with each of us. You must become familiar with and conduct yourself strictly in compliance with those laws, regulations and standards and the Company's policies and guidelines pertaining to them.

Acknowledgment Form

I have received and read the Quadra Realty Trust, Inc. Code of Business Conduct and Ethics, and I understand its contents. I agree to comply fully with the standards, policies and procedures contained in the Code and the Company's related policies and procedures. I understand that I have an obligation to report to the General Counsel or, where indicated therein, the Chief Operating Officer, any suspected violations of the Code that I am aware of. I acknowledge that the Code is a statement of policies for business conduct and does not, in any way, constitute an employment contract or an assurance of continued employment.

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